Exhibit 3.5

AMENDED AND RESTATED ARTICLES OF INCORPORATION

JEPLAN Holdings, INC

JEPLAN Holdings, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I

General Provisions

Section 1. (Trade Name)

This Company is called 株式会社 JEPLAN Holdings. It shall be described as JEPLAN Holdings, INC. in English.

Section 2. (Purpose)

This Company aims to engage in the following businesses and to control or manage the business activities of domestic companies or foreign companies equivalent to them through the ownership of stocks or shares in such companies, as well as to engage in the following businesses:

1)	The purchase and sale and trade of the following goods:
a.	Hydrocarbon fuel and its ingredients
b.	Chemical products and their materials and ingredients
c.	Textile products and their materials
d.	Foods and other agricultural, forestry, livestock and fishery products, and goods of the foregoing
2)	Business of research, development, production, manufacturing, processing, collection, delivery, disposal and recycling of any of the foregoing goods
3)	Business regarding sales marketing for related to each item in (1)
4)	Business related to research, development, installation work, lease and upkeep of machinery related to each item in (1)
5)	Business related to design, procurement, construction, operation, sale, lease, maintenance and upkeep of equipment and facility related to each item in (1)

6)	Business related to development, acquisition, use, maintenance, lease and sale of intellectual properties, including industrial property rights, copyrights, publication rights, rights neighboring on copyright, and other intangible property rights as well as character goods, know-how, software, etc.
7)	Business related to Internet and other telecommunication network, services providing information using electric technologies and services collecting information as referred to in the preceding items.
8)	Restaurant business and business related to the purchase and sale of wine, beer and other alcoholic beverages, beverages for pleasure, soft drinks and other beverages, and confectionery
9)	Business related to planning, publicity and advertising, and managing of various events
10)	Used goods trading business and related business, including warehousing and the forwarding businesses of land transportation, maritime transportation, air transportation
11)	Agent services, brokerage services and wholesale services of any of the foregoing items
12)	Consulting services regarding any of the foregoing items
13)	Any and all business related to any of the foregoing items

Section 3. (Principal Place of Business）

This Company shall have the principal place of business in Kawasaki City, Kanagawa Prefecture.

Section 4. (Method of Public Notice）

The public notice of this Company shall be made by publication in The Nikkan Kogyo Shimbun.

Section 5. (Establishment of Governing Bodies）

In addition to stockholders meeting and Directors, this Company shall have the following governing bodies:

1)	The Board of Directors
2)	Corporate Auditors
3)	The Board of Corporate Auditors

ARTICLE II

Stock

Section 6. (Total Number of Authorized Shares）

The total number of authorized shares of this Company shall be [●] shares.

Section 7. (Acquisition of Treasury Stocks）

This Company may, upon the resolution of the Board of Directors, acquire treasury stocks through market trades and other transactions.

Section 8. (Issuance of Stock Certificates）

This Company issues stock certificates related to its shares.

Section 9. (Stockholder Registry Administrator）

This Company shall have a stockholder registry administrator.

2. The Board of Directors by its resolution shall select a stockholder registry administrator and the place of his/her administration.

3. This Company’s stockholder registry, original registry of share acquisition rights and registry of lost stock certificates shall be kept at the place of the administration of the stockholder registry administrator. This Company shall cause the stockholder registry administrator to make entry into, or recordation of, stockholder registry, original registry of share acquisition rights and registry of lost stock certificates and this Company shall not handle any of the foregoing.

Section 10. (Stock Administration Rules）

The administration of matter relating to shares this Company and related fees shall be prescribed by the Stock Administration Rules adopted by the Board of Directors in addition to those set forth by the laws and in the Articles of Incorporation.

Section 11. (Record Date)

This Corporation shall deem those stockholders entered or recorded in the final stockholder registry as of the last day of each business year as the stockholders who will be entitled to exercise their rights at the ordinary general stockholders meeting regarding that business year.

2. In addition to the foregoing subsection or otherwise prescribed by the Articles of Incorporation, if it becomes necessary, this Company, pursuant to a resolution adopted at the Board of Directors meeting and with prior public notice, may deem those stockholders or registered stock pledgee entered or recorded in the final stockholder registry as of certain date as the ones who are entitled to exercise their rights as stockholders or registered stock pledgees.

ARTICLE III

Meetings of Stockholders

Section 12. (Matters to be Decided at Stockholders Meeting）

Stockholders meetings shall only adopt those matters which are prescribed by the Companies Act or set forth in the Articles of Incorporation.

Section 13. (Time to Convene a Stockholders Meeting)

The ordinary general meeting of stockholders of this Company shall be convened within three months after the last day of each business year, and an extraordinary general meeting of stockholders shall be convened when it becomes necessary.

Section 14. (Person Who May Convene a Meeting, and Chair)

Unless otherwise set forth by law, a meeting of stockholders shall be convened by the Representative Director authorized by the resolution of the Board of Directors meeting and the Representative Director shall serve as chair. Provided that if the Representative Director is not available due to an accident, another director, by the order determined by the Board of Directors, shall substitute this Representative Director.

Section 15. (Required Vote for Resolution)

A special resolution (those resolutions set forth in Section 309(2) of the Companies Act) shall be adopted by the affirmative vote of at least two thirds of shares present at a meeting of stockholders where stockholders who own more than one third of the shares of stock entitled to vote are present.

2. Unless otherwise prescribed by law or set forth in the Articles of Incorporation, any resolutions other than those set forth in the foregoing subsection at a meeting of stockholders shall be adopted by the affirmative vote of a majority of the voting rights represented by stockholders who are present and entitled to exercise their voting rights.

Section 16. (Vote by Proxy)

A stockholder may exercise his/her/its voting rights by appointing another stockholder who has a voting right of this Company as his/her/its proxy.

2. In the foregoing case, a stockholder or his/her/its proxy must submit to this Company a document evidencing the proxy power at each meeting of stockholders.

ARTICLE IV

Directors and the Board of Directors

Section 17. (Number of Directors)

The number of Directors of this Company shall not be more than seven.

Section 18. (Procedure to Elect Directors)

Directors shall be elected by a resolution adopted at a stockholders meeting.

2. The resolution to elect Directors described in the foregoing subsection shall require approval of a majority of the shares represented and voting at a meeting at which the stockholders who hold at least one third of the shares entitled to vote were present. A resolution to elect Directors shall not require cumulative voting.

Section 19. (Term of Director)

A director’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of such director.

Section 20. (Representative Director)

One Representative Director shall be elected by a resolution of the Board of Directors.

2. The Representative Director shall represent the company and execute business of the company.

Section 21. (Convening the Board of Directors Meetings, Chair and Notice)

A meeting of the Board of Directors shall be convened by the Representative Director, who shall serve as chair. Provided that in the event that the Representative Director is not available due to an accident, another director, by the order determined by the Board of Directors, shall take his/her place.

2. A notice to convene a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor at least three days prior to the meeting. Provided that this period may be shortened in case of an emergency.

3. A meeting of the Board of Directors may be held without following the procedures for convening a meeting if all Directors and Corporate Auditors consent thereto.

Section 22. (Voting at the Board of Directors Meetings and Substitution for Resolutions)

A resolution of the Board of Directors shall be adopted by the affirmative vote of a majority of the Directors present at a meeting where a majority of the Directors who are entitled to vote are present.

2. If, pursuant to Section 370 of the Companies Act, a director has made a proposal regarding the subject matter of a meeting of the Board of Directors and all of Directors have expressed their consent in writing or electronic record, such proposal shall be deemed to be adopted at the meeting of the Board of Directors. Provided that this does not apply when a Corporate Auditor expresses his/her objection.

Section 23. (Minutes of the Board of Directors Meetings)

A summary of proceeding of the Board of Directors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Directors and Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.

Section 24. (Rules of the Board of Directors)

Matters regarding the Board of Directors shall be set forth by law or this Articles of Incorporation as well as the rules of the Board of Directors adopted by the Board of Directors.

Section 25. (Director Compensation etc.)

Compensation etc. (meaning the Remunerations prescribed by Article 361 of the Companies Act) shall be determined by a resolution adopted at a stockholders meeting.

Section 26. (Exculpation of Directors)

Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a director (including a former director) from liabilities to the extent such liabilities exceed the maximum liability under the law.

2. Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a director (except a director who is also an executive officer) to limit such director’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.

ARTICLE V

(Corporate Auditors and the Board of Corporate Auditors)

Section 27. (Number of Corporate Auditors)

This Company shall have no more than four Corporate Auditors.

Section 28. (Method of Electing Corporate Auditors)

Corporate Auditors shall be elected by the resolution of the stockholders meeting.

2. The election in the preceding paragraph shall be approved by an affirmative vote of a majority of the shares at a meeting where stockholders owning more than one third of the shares entitled to vote are present.

Section 29. (Term of Corporate Auditors)

A Corporate Auditor’s term expires at the conclusion of the last stockholders meeting regarding the last of the four business years ended after the election of such Corporate Auditor.

2. The term of a Corporate Auditor who is appointed as a successor to a Corporate Auditor who left prior to the expiration of the term shall expire at the time when the term of the Corporate Auditor who had left would expire.

Section 30. (Full-Time Corporate Auditor)

The Board of Corporate Auditors shall select full-time Corporate Auditor.

Section 31. (Notice to Convene the Board of Corporate Auditors Meetings)

A notice to convene a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three days prior to the meeting. Provided that this period may be shortened in case of an emergency.

2. A meeting of the Board of Corporate Auditors may be held without following the procedures for convening a meeting if all the Corporate Auditors consent thereto.

Section 32. (Vote Required at the Board of Corporate Auditors Meetings)

Except as otherwise set forth by law, a resolution at the Board of Corporate Auditors shall be approved by a majority of Corporate Auditors.

Section 33. (Minutes of the Board of Corporate Auditors Meetings）

A summary of proceedings of the Board of Corporate Auditors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.

Section 34. (Rules of the Board of Corporate Auditors)

Matters regarding the Board of Corporate Auditors shall be set forth by law or the Articles of Incorporation as well as the rules of the Board of Corporate Auditors adopted by the Board of Corporate Auditors.

Section 35. (Corporate Auditors’ Compensation etc.）

Compensation etc. of Corporate Auditors shall be determined by a resolution adopted at a stockholders meeting.

Section 36. (Exculpation of Corporate Auditor)

Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a Corporate Auditor (including a former Corporate Auditor) from liabilities to the extent such liabilities exceed the maximum liability under the law.

2. Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a Corporate Auditor to limit such Corporate Auditor’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.

ARTICLE VI

Accounting

Section 37. (Business Year)

The business year of this Company shall begin on January 1 and end on December 31 each year.

Section 38. (Interim Dividend)

This Company may, by a resolution of the Board of Directors, distribute surplus funds in the form of cash as stipulated in Article 454, Paragraph 5 of the Companies Act (hereinafter referred to as “Interim Dividend”).

2. This Company may determine the record date by a resolution of the Board of Directors and may distribute the Interim Dividend mentioned in the preceding paragraph.

Section 39. （Statute of Limitations regarding Dividend etc.）

This Company shall be relieved from payment obligation should the Dividend not be received by a stockholder or registered stock pledgee after three years since the date when the payment is completed.

2. No interest shall accrue on the unpaid Dividend.

ARTICLE VII

Supplementary Provisions

Section 40. （Compliance with Laws and Regulations）

All matters not provided for in this Articles of Incorporation shall be governed by the Companies Act and other applicable laws and regulations.

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